Exhibit 10.5

Service Agreement

This service agreement (the "Agreement") is made effective as of August 24, 2024 (The "Effective Date"), by and between Meteorological Engineering Center, Inc. a corporation organized and existing under the laws of Japan, with its head office at 1-8-5, Kyomachibori, Nishi-ku, Osaka 550-0003, Japan (hereinafter called "MEC") and Mercu Tekun Sdn. Bhd., a corporation organized and existing under the laws of Malaysia, with its head office at Suite S18B, Centrepoint Bandar Utama, No.3 Lebuh Bandar Utama, 47800, Petaling Jaya, Selangor, Malaysia (hereinafter called "MERCU"). The MERCU and MEC are hereinafter referred to collectively as the "Parties" and individually as the "Party".

1. Service

MERCU shall provide the service about "Meteorological Observation Support" for MEC under the terms and conditions defined in specification (Appendix A)

2. Specifications

Refer to the specifications (Appendix A). If any abnormality is found during the monthly site inspection, MERCU shall immediately notify TOSHIBA (or MEC) and follow the instructions.

3. Term

The term of thisAgreement shall commence on the Effective Date and shall continue in effect by December 24 2024. In summary, contract Period is August 24 to December 24, 2024.

4. Payment

Milestone	Expected Date	Amount
Completion date	January 31, 2025	RM 13,000

Notice: Refer to the specifications (Appendix B) for details. After MEC has confirmed the deliverables, MERCU can send an invoice to MEC.

5. Deliverable items

#	Item	Destination	File format	Delivery method
1	Site inspection reports	TOSHIBA / MEC	Word or PowerPoint	E-mail

Notice: Refer to the specifications (Appendix A) for details.

6. No Representation

Nothing in this agreement shall be construed to give MERCU authority to represent MEC or end-user before any third party without the express prior authorization of MEC.

7. Confidentiality

(a) Confidential Information

"Confidential Information" shall mean any information regarding radar business, including but without limitation, business and technical documents, drawings, specifications, data, product prototypes, and software that MERCU receives from MEC under this Agreement, either in a tangible, electronic, oral or visual form, provided, however, that information disclosed in (a) tangible or electronic form shall be clearly marked as being confidential; and (b) oral, visual, or other intangible form shall be identified as being confidential upon disclosure and shall be confirmed as Confidential Information in writing clearly being marked as confidential within fourteen (14) days after initial disclosure.

(b) Confidentiality

MERCU shall safeguard and keep the Confidential Information in confidence. MERCU shall not, without the prior written consent of MEC, disclose Confidential Information to any person or entity.

MERCU shall use the Confidential Information only to the extent necessary for the performance of the Services and may not use the Confidential Information for purposes other than the performance of the Services. MERCU may make copies of the Confidential Information only to the extent necessary for the performance of the Services, and shall not modify, alter, disassemble, decompile or reverse engineer such Confidential Information.

8. Rights

8.1 All Confidential Information shall be and remain the property of MEC and its client. Except as otherwise expressly provided herein, nothing contained herein nor the disclosure of Confidential Information shall be construed as either Party assigning or granting any right or license in Confidential Information or intellectual property right to the other Party. The Parties hereby acknowledge and agree that MEC reserves the rights to MEC and its client's Confidential Information and is free to use and/or disseminate such MEC's Confidential Information in any manner that is consistent with MEC's mission and that nothing in this Agreement shall impeded any of the aforementioned rights reserved by MEC.

8.2 All confidential information shall be and remain the property of MEC. Except as otherwise expressly provided herein.

The intellectual properties rights to use the program or evaluation result that derived from this effort belong to MEC and its's client.

9. Anti-Corruption Obligation

MERCU shall not offer, give or agree to give any person, or accept or agree to accept from any person, whether for itself or on behalf of another, any gift, payment, consideration, financial or non-financial advantage or benefit of any kind, which constitutes an illegal or corrupt practice under the laws of any country, either directly or indirectly in connection with this Agreement, or otherwise than in connection with this Agreement.

10. Damages

10.1 MERCU is obligated to execute the requested scope in accordance with the procedure developed by TOSHIBA (or MEC). Any consequential damages arising from the requested scope shall not be the responsibility of MERCU. In the event that MERCU deems it necessary to undertake any activities beyond the requested scope, MERCU must obtain prior consent from TOSHIBA (or MEC). Any damages resulting from such activities without TOSHIBA (or MEC) approval shall be the responsibility of MERCU

10.2 In the event of a material breach of this Agreement by TOSHIBA (or MEC), MERCU shall be entitled to compensation for all damage suffered as a result of the breach, including but not limited to direct, indirect, and consequential damages.

11. Expenses

All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

12. Termination

This Agreement may be terminated forthwith by notice in writing in the following instances:-

12.1 By either party, if the performance of this Agreement is prevented or substantially interfered with by an event of force majeure for a period of more than Ninety (90) days;

12.2 By either party, in the event that any material breach of this Agreement is not rectified to the satisfaction of the party within Thirty (30) days of written notice thereof to the other party;

12.3 By either party, if the other party is dissolved or liquidated, becomes insolvent or bankrupt, or if other events occur which are of similar effect under the laws of the Territory of the damages or to terminate this Agreement for any subsequent or continuing default of such or any other provision; and

12.4 By either party under mutual Agreement to terminate this Agreement on reason(s) agreed upon by both parties.

13. Jurisdiction

This agreement and all matters related to do or arising therefrom shall be governed and construed according to the common law of U.K. irrespective of conflicts in law principles. The seat of arbitration shall be in Singapore.

14. Amendment

This Agreement may only be amended in writing and signed by all parties involved. Any amendment shall be deemed part of this Agreement and enforceable against all parties involved. Waiver of any term or condition shall also be in writing and signed by the party against whom the waiver is enforced. Notice of any amendment shall be in writing and delivered to the respective addresses of the parties. If any provision is found invalid or unenforceable, the remaining provisions shall continue in full force and effect.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the date and year first above written.

MEC

T. Kokubo

Signature

Tetsuya Kokubo
President-Director
Meteorological Engineering Center, Inc.
1-8-5, Kyomachibori, Nishi-ku, Osaka 550-0003, JAPAN

MERCU

MERCU TEKUN SDN. BHD.

Signature

Hj. Ir. Norhizam bin Hamzah
Chief Executive Officer / Project Director
Mercu Tekun Sdn. Bhd.
Suite S18B, Centrepoint Bandar Utama,
No.3 Lebuh Bandar Utama, 47800, Petaling Jaya,
Selangor, Malaysia